Exhibit 10.1

Overview

The EDS Compensation Plan for Non-Employee Directors is designed to recognize and reward the important contributions you make as a Board member guiding and directing the company.

Your compensation as a Non-Employee Director is awarded as an all-inclusive annual retainer, plus an additional annual committee chairperson retainer if you chair one of EDS' three standing committees. Your annual retainer (and committee chairperson retainer, if applicable) will be delivered to you in two components - a cash component (that can be paid in the form of cash and/or equity at your election) and an equity component (that must be taken in the form of equity). Payment is made at the beginning of each Board year, typically at or following the annual shareholders' meeting.

If your tenure as a Non-Employee Director should end for any reason prior to the completion of 24 months of Board service (except as a result of death or disability), your compensation (cash, restricted stock, and deferred compensation) will be prorated for the Board year in which your service ends, and any overpayment must be returned to EDS. The overpayment will be determined based on the number of full months you served during the Board year. In the event of your death or disability, your compensation will not be prorated, and any unvested equity will immediately vest.

Annual Retainer

Your annual retainer is as follows:

•  Cash Component: You will receive a cash retainer of $200,000 per Board year. You can choose to receive your cash retainer in any combination of (i) a lump-sum cash payment, (ii) a grant of EDS restricted stock, or (iii) you can elect to defer receipt until after your service as an EDS Director has ended. You are encouraged to receive at least one-half of your cash retainer in the form of EDS equity, enabling you to more closely align your interests with those of our shareholders.

•  Equity Component: You will receive an equity retainer of $50,000 per Board year. You can choose to receive your equity retainer in any combination of (i) a grant of EDS restricted stock, or (ii) you can elect to defer an amount into the EDS Deferred Compensation Plan for Non-Employee Directors ("Deferred Compensation Plan"), but only into the Phantom Stock Account.

Annual Committee Chairperson Retainer

If you serve as the chairperson of one of the Board's three standing committees, your annual committee chairperson retainer is as follows:

•  Cash Component: You will receive a cash retainer of $15,000 per Board year. You can choose to receive your cash retainer in any combination of (i) a lump-sum cash payment, (ii) a grant of EDS restricted stock, or (iii) you can elect to defer receipt until after your service as an EDS Director has ended. You are encouraged to receive at least one-half of your cash retainer in the form of EDS equity, enabling you to more closely align your interests with those of our shareholders.

•  Equity Component: You will receive an equity retainer of $5,000 per Board year. You can choose to receive your equity retainer in any combination of (i) a grant of EDS restricted stock, or (ii) you can elect to defer an amount into the Deferred Compensation Plan, but only into the Phantom Stock Account.

Alternative Compensation Forms

Following is a more detailed description of the alternatives you have to receive your compensation:

1. Lump-Sum Cash Payment (Cash Component only)

You may receive your cash retainer as a lump-sum payment at the commencement of the Board service year, which occurs at each annual shareholders' meeting.

2. Restricted EDS Common Stock

Cash Component: You may choose to convert your cash retainer into restricted shares of EDS common stock with a 110 percent face value (i.e., the number of shares awarded will be determined by multiplying the elected amount by 110 percent and then dividing that amount by the grant price).

Equity Component: Unless you elect to defer your equity retainer into the Deferred Compensation Plan as described below, you will receive your equity retainer as restricted shares of EDS common stock. In either case, the retainer will be awarded with a 100 percent face value (i.e., the number of shares awarded will be determined by dividing the amount of the equity retainer by the grant price).

The grant price for any compensation received as restricted shares of EDS stock during the 2008-2009 Board year will be determined by averaging the high and low trading price of EDS stock on May 1, 2008. Vesting occurs over three years, with one-third vesting each year on or about the anniversary of the grant date. The value of your vested shares will be taxable as income to you on the vesting date and will be reported annually on IRS Form 1099. Upon vesting, shares are held on account at The Bank of New York (BNY), the transfer agent for EDS. You will receive dividends on all of your vested and unvested restricted shares at the same time dividends are paid to shareholders.

3. EDS Deferred Compensation Plan for Non-Employee Directors

You may elect to defer any cash or equity compensation into the Deferred Compensation Plan, which enables you to defer receipt of payment (and taxes) until after your service as an EDS Director has ended.

The Plan offers two accounts in which you may invest your deferred compensation: the Interest-Bearing Account and the Phantom Stock Account. You may choose to defer your compensation into one or both accounts, in whatever combination you decide.

•  Interest-Bearing Account (Cash Component only)
Deferrals into this account will be credited at 100 percent of the face value of the deferred compensation on May 1, 2008, and will earn interest that is compounded monthly and credited to the account on the last day of each month. The interest rate is an annual rate established by multiplying the Federal Long-term Rate in effect for January by 120 percent and is adjusted each calendar year. For example, the rate used for 2007 was 5.7 percent.

•  Phantom Stock Account
Cash Component: Cash deferrals into this account will be converted into phantom stock units of EDS common stock and will be credited at 110 percent of the face value of the deferred compensation.
Equity Component: Deferrals into this account will be converted into phantom stock units of EDS common stock and will be credited at 100 percent of the face value of the deferred compensation.

The number of phantom stock units credited to your account is determined using the average of the high and low trade price of EDS stock on May 1, 2008. Additional phantom stock units will be credited to your account representing dividend equivalents on your phantom stock units at the same time dividends are paid to shareholders.

Your account balance in the Plan will be distributed to you as a cash payment that will commence six months after your service as an EDS Director has ended. The cash payment will represent the fair market value of your account balance (both the interest-bearing and phantom stock accounts) on your last day of service as an EDS Director, plus accrued interest through the payment date. Your account balance will be distributed to you in accordance with your irrevocable distribution election on file, payable in one of the following distribution methods:

1.  Lump-sum payment,

2.  Three annual installments, or

3.  Five annual installments.

Stock Ownership Guidelines

Holding equity in EDS closely aligns your interests with those of our shareholders. As a Non-Employee Director, you are expected to achieve and maintain a stock ownership level equivalent to two times your Annual Retainer ($500,000 or $540,000 for a committee chair) during your Board service. You have until the beginning of the 2009-2010 Board year, or five years from your election to the Board (whichever is later), to achieve this stock ownership level. You have many ways to accumulate EDS equity. The value of your EDS equity holdings will include:

•   Shares held outright

•   Phantom stock units

•   Restricted stock awards

•   In-the-money value of stock options

Your stock ownership will be reviewed and reported to you during each annual election period. Although these guidelines establish a minimum expectation of EDS stock ownership, you are encouraged to increase your EDS stock ownership beyond this guideline.

For Additional Information

If you have any questions, please contact Michael E. Paolucci, Vice President, Global Compensation and Benefits, at 972 605 1646.

EDS and the EDS logo are registered trademarks of Electronic Data Systems Corporation. All other brand or product names are trademarks or registered marks of their respective owners. EDS is an equal opportunity employer and values the diversity of its people. Copyright © 2007 Electronic Data Systems Corporation. All rights reserved. 11/2007 7GCPH8118

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